Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of RenaissanceRe Holdings Ltd. for the registration of 1,739,071 of its common shares and to the incorporation by reference therein of our reports dated February 7, 2019, with respect to the consolidated financial statements of RenaissanceRe Holdings Ltd., and the effectiveness of internal control over financial reporting of RenaissanceRe Holdings Ltd., included in its Annual Report (Form 10-K) for the year ended December 31, 2018 and the financial statement schedules of RenaissanceRe Holdings Ltd. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda

January 06, 2020